                                                                    Exhibit 99.2
[CURAGEN COMPANY LOGO APPEARS HERE]

Contact:
--------
Mark R. Vincent
Director of Corporate Communications & Investor Relations mvincent@curagen.com
CuraGen Corporation
1-888-GENOMICS
www.curagen.com

FOR IMMEDIATE RELEASE
---------------------

              CURAGEN REPORTS THIRD QUARTER 2001 FINANCIAL RESULTS

              PRECLINICAL PIPELINE ADVANCEMENTS HIGHLIGHT QUARTER

NEW HAVEN, CT - OCTOBER 25, 2001 - CuraGen Corporation (Nasdaq: CRGN), an integrated, genomics-based biopharmaceutical company, today reported financial results for the third quarter, which ended on September 30, 2001.

Revenue for the quarter increased 21% to $6,084,042, as compared to $5,040,215 reported for the same period in the prior year. CuraGen reported a net loss of $11,116,486 or $0.23 per share in the third quarter of 2001, as compared to a net loss of $7,051,042 or $0.18 per share for the same period in the prior year. General and administrative expenses increased approximately 28% to $4,829,633, while research and development spending nearly doubled to $17,388,435, as compared to the same period in 2000. As of September 30, 2001, CuraGen had available cash and short-term investments of approximately $525 million.

"During the quarter, CuraGen continued advancing its pipeline of preclinical protein therapeutics, while simultaneously progressing ahead of schedule on our joint antibody and small molecule drug development programs with both Abgenix and Bayer," stated Jonathan M. Rothberg, Ph.D., Founder, Chairman and CEO of CuraGen Corporation. "As CuraGen advances projects closer to clinical trials, we are placing a greater emphasis on strategic alliances, like those with Abgenix and Bayer, that will enable CuraGen to advance our therapeutics to market faster and more cost-effectively. With these types of alliances, CuraGen maintains significant ownership and shares substantially in the upside of the resulting therapeutics," added Dr. Rothberg.

CuraGen scientists are developing a pipeline of products across disease areas including obesity and diabetes, cancer, inflammatory diseases, and central nervous system disorders. This pipeline includes a portfolio of potential protein, antibody, and small molecule therapeutics to treat previously unmet medical needs.
                                    - MORE -

ADDITIONAL RECENT ACCOMPLISHMENTS:

 . CuraGen scientists presented late-stage preclinical data on CuraGen's novel growth factor, CG53135, which is being investigated for the treatment of ulcerative colitis, a type of inflammatory bowel disease. This data was presented at the 66th Annual Scientific Meeting of the American College of Gastroenterology held in Las Vegas, NV, October 19 - 24, 2001.

 . CuraGen and Abgenix scientists have jointly elected to develop antibodies against 87 novel drug targets. The two companies have now selected greater than one-third of the 250 novel drug targets to be identified as part of their 5-year alliance, and are now developing antibodies against these targets for use as potential therapeutics in cancer, autoimmunity, and inflammatory disorders.

 . In only seven months, Bayer and CuraGen jointly elected to develop small molecule drugs against 24 novel drug targets associated with obesity and diabetes. Selected ahead of plan, these targets represent approximately 30% of the 80 validated targets that the companies intend to develop into potential therapeutics through their five-year, $1.34 billion drug discovery and commercialization alliance that was announced earlier this year.

 . The Company expanded its senior management team with the addition of two experienced industry executives. Thomas F. McCaffery, III, joined CuraGen as Vice President and General Counsel from AstraZeneca, and John E. Murphy joined the Company as Vice President and Chief Information Officer with over 25 years of healthcare management experience.

 .  Stephen M. Strittmatter, M.D., Ph.D., Yale University School of Medicine's
   Vincent Coates Chair in Neurology, joined CuraGen's Scientific Advisory Board. Dr. Strittmatter's expertise in neurology and neurobiology will be an important asset for CuraGen's scientists to leverage as they continue advancing potential therapeutics based on the Company's central nervous system disease program.

 . CuraGen and GlaxoSmithKline (GSK) will be completing the research portion of their service-based collaboration during the fourth quarter of 2001. This collaboration was initially scheduled for 15 months and was renewed for a total of three years. Over this period, CuraGen conducted research across six disease areas including obesity and diabetes, cardiovascular, oncology, osteoarthritis, osteoporosis, and CNS disorders, resulting in the discovery of 124 novel drug targets. CuraGen scientists also generated databases for use in determining a drug's specific mechanism of action (pharmacogenomics), and GSK has advanced products into clinical development based upon this work. This collaboration has resulted in multiple milestone payments to CuraGen, and CuraGen remains eligible to receive additional milestone and royalty payments based on continued product advancements.

ABOUT CURAGEN

CuraGen Corporation (Nasdaq: CRGN) is a genomics-based biopharmaceutical company. CuraGen's integrated, Internet-based functional genomic technologies and bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT. Additional information is available at www.curagen.com.

This press release may contain forward-looking statements, including statements that CuraGen is advancing its preclinical protein therapeutic drug pipeline and that strategic alliances will enable CuraGen to advance its therapeutics to market faster and more cost-effectively. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties relating to CuraGen's ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations, the actions of competitors, the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights.

                       CURAGEN CORPORATION AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)




                                                           Three Months Ended                Nine Months Ended
                                                              September 30,                     September 30,
                                                      ---------------------------------------------------------------
                                                          2001             2000             2001            2000
                                                      ------------     ------------     ------------     ------------
Revenue:
    Collaboration revenue                             $  6,084,042     $  5,040,215     $ 17,985,512     $ 15,619,770
                                                      ------------     ------------     ------------     ------------
       Total revenue                                     6,084,042        5,040,215       17,985,512       15,619,770
                                                      ------------     ------------     ------------     ------------

Operating expenses:
    Collaborative research and development              17,388,435        9,943,850       45,861,216       27,702,643
    General and administrative                           4,829,633        3,772,065       13,988,634        9,574,280
                                                      ------------     ------------     ------------     ------------
       Total operating expenses                         22,218,068       13,715,915       59,849,850       37,276,923
                                                      ------------     ------------     ------------     ------------

Loss from operations                                   (16,134,026)      (8,675,700)     (41,864,338)     (21,657,153)
Interest income, net                                     2,860,154        1,400,893       11,582,595        2,729,995
                                                      ------------     ------------     ------------     ------------

Net loss before income taxes and minority interest     (13,273,872)      (7,274,807)     (30,281,743)     (18,927,158)

Income tax benefit                                       1,750,000          270,000        2,550,000          620,000
Minority interest in subsidiary                            407,386          (46,235)         981,716          (64,470)
                                                      ------------     ------------     ------------     ------------

Net loss                                              $(11,116,486)    $ (7,051,042)    $(26,750,027)    $(18,371,628)
                                                      ============     ============     ============     ============

Basic and diluted net loss per share                  $      (0.23)    $      (0.18)    $      (0.56)    $      (0.49)
                                                      ============     ============     ============     ============

Weighted average number of shares used in
   computing basic and diluted net loss per share       48,651,450       38,743,862       48,040,952       37,749,099
                                                      ============     ============     ============     ============

                       SELECTED BALANCE SHEET INFORMATION


                                                    September 30,          December 31,
                                                        2001                  2000
                                                   ----------------    -------------------
                                                     (unaudited)            (audited)
Cash and short-term investments                     $ 524,646,747        $ 477,031,762
Working capital                                       515,894,189          462,542,783
Total assets                                          554,947,103          499,162,833
Total long-term liabilities                           153,159,783          154,907,154
Accumulated deficit                                  (108,430,682)         (81,680,655)
Stockholders' equity                                  371,780,117          311,608,855